EXHIBIT 99.1

From:	Hifn
750 University Avenue
Los Gatos, CA 95032

Contact:	William R. Walker, Vice President and Chief Financial Officer
408-399-3537
wwalker@hifn.com

Hifn Reports Revenues and Earnings for Fourth Quarter and Full Fiscal Year 2003

     LOS GATOS, Calif., October 22, 2003 – Hifn™ (NASDAQ: HIFN) today reported financial results for the fourth quarter and twelve months ended September 30, 2003.

     Revenues for the fourth quarter of fiscal 2003 were $6.2 million, an increase of 18.6% from the $5.3 million in revenues reported in the previous quarter and up 49.6% from the $4.2 million in revenue reported in the fourth quarter of fiscal 2002. Revenues for the twelve months ended September 30, 2003 were $20.5 million, a decrease of 6.0% from the $21.8 million reported for the twelve months ended September 30, 2002.

     Net loss for the fourth fiscal quarter ended September 30, 2003 was $5.8 million, or $0.53 per share, as compared to net loss of $37.8 million, or $3.60 per share, for the fourth fiscal quarter ended September 30, 2002. Net loss for the twelve months ended September 30, 2003 was $20.3 million, or $1.89 per share, as compared to net loss of $67.6 million, or $6.49 per share, for the twelve months ended September 30, 2002.

     The results for the fourth quarter and twelve months ended September 30, 2003, include $3.9 million in provision for impairment of intangibles and the results in the fourth quarter and twelve months ended September 30, 2002 include $28.5 million in provision for impairment of goodwill and purchased intangible assets as well as in-process research and development charge related to the asset and intellectual property acquisition completed in September 2002.

     “After a difficult year, we are continuing to see a steady recovery, particularly with our larger networking customers,” said Chris Kenber, Hifn’s Chairman and CEO. “This quarter, Cisco became our largest semiconductor customer for the first time, reflecting the start of volume shipments associated with earlier design wins,” Kenber continued. “Design win activity has strengthened again in the most recent quarter and we expect continued revenue growth through fiscal 2004,” said Kenber.

     Hifn management will hold a conference call to discuss these results today, October 22, 2003 at 1:30 p.m. Pacific Daylight Time (PDT). Those wishing to join should dial 800-509-8613 at approximately 1:15 p.m. Playback of the conference call will be available from 5 p.m. (PDT) on Wednesday, October 22, 2003 through 1 p.m. (PDT) on Saturday, October 25, 2003 and may be accessed by calling 800-642-1687, pass code 3176682.

Hifn Fourth Quarter &
Fiscal Year 2003 Earnings Release	Page 2

About Hifn

     Hifn, Inc. of Los Gatos, California makes integrated circuits and software for network infrastructure developers. Hifn’s integrated data flow technology enables secure intelligent networks with compression, encryption and application-aware classification. This is central to the growth of the Internet, helping to make electronic mail, web browsing, Internet shopping and multimedia communications better, faster and more secure. Most of the major network equipment manufacturers use Hifn’s patented technology to improve packet processing. More information on the company is available from the company’s SEC filings. Additional product information can be obtained from the Hifn Website at http://www.hifn.com. Hifn is traded on the NASDAQ National Market under the symbol HIFN.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, statements regarding the Company’s future financial performance including statements related to a steady recovery, particularly with the Company’s larger networking customers, volume shipments to Cisco, expected revenue growth through fiscal 2004, product development, potential impact of design wins and prospects for an economic recovery are all forward-looking statements within the meaning of the Safe Harbor subject to the risks set forth below and actual results could vary. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: dependency on a small number of customers, customer demand and customer ordering patterns; orders from Hifn’s customers may be below the company’s current expectations and the economic slowdown impacting the technology sector may continue longer than expected. Additional risks include: risks associated with the success of Hifn’s ongoing technology development efforts; Hifn’s ability to successfully integrate new technology into products in a cost-effective manner; Hifn’s ability to effect its current strategy and to effectively control expenses; the timing of Hifn’s new product introductions; intense competition in the network and storage equipment industries; the benefits expected from business partnerships we enter into may not achieve anticipated benefits due to market factors or other factors outside our control and the significant uncertainty of market acceptance of Hifn’s new products. These and other risks are detailed from time to time in Hifn’s SEC reports including reports on Forms 10-K, 10-Q and 8-K. Hifn expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Hi/fn® is a registered trademark of Hi/fn, Inc. Hifn is a trademark of Hi/fn, Inc.

Hifn Fourth Quarter &
Fiscal Year 2003 Earnings Release	Page 3

HIFN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net revenues	$6,249	$4,176	$20,480	$21,791

Costs and operating expenses:
Cost of revenues	1,809	1,076	6,567	6,413
Research and development	5,140	4,538	20,329	18,221
Sales and marketing	1,905	2,006	7,211	8,445
General and administrative	1,011	4,088	3,862	12,309
Amortization of intangibles and goodwill	244	1,916	1,319	10,480
Provision for impairment of intangibles and goodwill	3,919	27,366	3,919	27,366
In-process research and development	—	1,137	—	1,137

Total costs and operating expenses	14,028	42,127	43,207	84,371

Loss from operations	(7,779)	(37,951)	(22,727)	(62,580)
Interest and other income, net	102	171	544	995

Loss before income taxes	(7,677)	(37,780)	(22,183)	(61,585)
Provision for (benefit from) income taxes	(1,842)	—	(1,842)	6,014

Net loss	$(5,835)	$(37,780)	$(20,341)	$(67,599)

Net loss per share, basic and diluted	$(0.53)	$(3.60)	$(1.89)	$(6.49)

Weighted average shares outstanding, basic and diluted	11,008	10,493	10,741	10,417

Hifn Fourth Quarter &
Fiscal Year 2003 Earnings Release	Page 4

HIFN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,

	2003	2002

ASSETS
Current assets:
Cash & investments	$43,074	$54,666
Accounts receivables, net	2,715	2,263
Inventories	355	704
Prepaid expenses and other current assets	1,025	2,061

Total current assets	47,169	59,694
Property and equipment, net	2,107	2,580
Intangibles and other assets	3,545	10,005

	$52,821	$72,279

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,123	$2,712
Accrued expenses and other liabilities	9,581	12,911

	11,704	15,623

Stockholders’ equity:
Common stock	11	10
Paid in capital	127,473	122,672
Retained earnings	(86,367)	(66,026)

	41,117	56,656

	$52,821	$72,279